Exhibit 99.1

Calgon Carbon Announces Second Quarter Results

  Board Declares Dividend of $0.05 per share
  Q2 2015 Financial Highlights:
    Net sales total $135.5 million, including a $6.6 million negative impact from foreign exchange
    Mercury control market revenues increase 141% to $15.4 million, compared to $6.4 million in last year’s second quarter
    Gross margin (before depreciation and amortization) increased to 37.5% from 34.4% in last year’s second quarter
    Fully diluted EPS was $0.24

PITTSBURGH--(BUSINESS WIRE)--August 6, 2015--Calgon Carbon Corporation (NYSE: CCC) announced results for the second quarter ended June 30, 2015.

Income from operations for the second quarter of 2015 was $19.8 million versus $21.3 million for the second quarter of 2014. Net income was $12.6 million for the second quarter of 2015 versus $15.2 million for the comparable period in 2014. On a fully diluted share basis, earnings per common share for the second quarter of 2015 were $0.24 versus $0.28 for the second quarter of 2014.

Net sales for the second quarter of 2015 were $135.5 million, as compared to $145.1 million for the comparable period in 2014. Currency translation had a $6.6 million negative impact on sales for the second quarter of 2015 due to the weaker euro, British pound sterling, and yen.

For the second quarter of 2015, sales for the Activated Carbon and Service segment were $123.6 million, a decline of $6.4 million from the same period a year ago. Excluding a $6.3 million negative impact from currency translation, Activated Carbon and Service segment sales were essentially flat. Sales of FLUEPAC® products to the environmental air market, principally in North America for mercury removal, were substantially higher. This increase was offset by lower demand for virgin and reactivated carbon primarily in the potable water markets in North America and Asia. Sales in the environmental water and food markets were also lower.

Equipment segment sales in the second quarter of 2015 were $9.6 million compared to $11.8 million for the same period a year ago. Higher sales of traditional ultraviolet light systems were more than offset by lower demand for carbon adsorption equipment and ballast water treatment systems.

Sales in the Consumer segment were $2.2 million in the second quarter of 2015 compared to $3.3 million in the second quarter of 2014. The $1.1 million decline was due to fulfillment of a single large order during the prior year second quarter.

Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the second quarter of 2015 was 37.5%, versus 34.4% for the second quarter of 2014. The improvement was attributable to several factors, including a more favorable mix of higher margin activated carbon product sales, lower coal costs, and the impact of the Company’s focus on cost and operational efficiency improvements. In addition, the second quarter of 2015 included a $1.2 million, or an approximate one percentage point benefit related to an import duty refund in conjunction with the Trade Preferences Extension Act of 2015 that was signed into law on June 29, 2015.

Selling, administrative and research expenses for the second quarter of 2015 were $22.6 million versus $21.2 million for the comparable period of 2014. The increase was primarily due to the Company’s SAP re-implementation project to improve the functionality of its enterprise resource planning system which went live in July 2015. Expenses related to certain outside consulting services were also higher.

The income tax rate for the second quarter of 2015 was 34.2% versus 27.3% for the second quarter of 2014. The tax provision for the second quarter of 2014 was favorably impacted by a $1.4 million income tax benefit resulting from the conclusion of an Internal Revenue Service examination related to the Company’s 2008 amended tax return.

The Company continued its open market stock repurchase program and purchased 310,881 shares of Calgon Carbon stock during the second quarter. Including the repurchase of an additional 212,210 shares of common stock in July, the Company has repurchased a total of 603,591 shares in the current year, and has approximately $95 million of remaining authorization for common stock repurchases.

On August 4, 2015, Calgon Carbon’s Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on September 15, 2015, to shareholders of record on September 4, 2015.

Commenting on the quarter, Randy Dearth, Calgon Carbon’s Chairman, President and Chief Executive Officer, said, “Our second quarter results demonstrate the positive impact of several Calgon Carbon strategic initiatives. Our ongoing focus on product innovation was a clear catalyst for the continued success of our FLUEPAC mercury control product revenues, as they exceeded our expectations for the quarter. Demonstrating the sustainability of our cost reduction initiatives, our gross margin before depreciation and amortization continued to improve, despite total quarterly revenues that fell shy of our expectations.”

“The second quarter was not without its challenges, as a combination of factors in several of our markets contributed to lower than expected sales. The anticipated level of our oil and gas market activities and projects were negatively impacted by the effects of continued low oil prices and labor disruptions. Quarterly demand from the sweetener, municipal water and environmental water markets were affected by customer order and utilization patterns, including the adverse impact of the unusually wet spring and summer weather conditions in the eastern United States. In addition, revenues in Japan were negatively impacted by increased competitive dynamics in that region.”

“While this quarter’s results exemplify the susceptibility of our products and services to variability in revenue timing on a quarterly basis; our market positioning, market share, and general level of demand for our products and services remains robust across most of our served markets. Accordingly, we expect second half 2015 revenues and profitability to improve sequentially from our first-six-months results as well as year-over-year, including an upward revision to our expected full year revenues of FLUEPAC mercury control market revenues from the forecast we provided in late June.”

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water, and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products - in granular, powdered, pelletized and cloth form – for more than 700 distinct applications. Headquartered in Pittsburgh, Pennsylvania, Calgon Carbon Corporation employs approximately 1,100 people at more than 15 manufacturing, reactivation, and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron Carbon. The company also has more than 27 sales and service centers throughout the world.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net Sales	$135,452	$145,132	$271,155	$276,764

Cost of Products Sold (Excluding Depreciation and Amortization)	84,614	95,253	171,832	182,716

Depreciation and Amortization	8,463	7,525	17,164	14,554

Selling, Administrative & Research	22,580	21,151	45,074	42,793

Restructuring	-	(122)	-	(225)

	115,657	123,807	234,070	239,838

Income from Operations	19,795	21,325	37,085	36,926

Interest Expense - Net	(81)	(24)	(201)	(123)

Other Expense - Net	(603)	(382)	(1,151)	(928)

Income Before Income Tax Provision	19,111	20,919	35,733	35,875

Income Tax Provision	6,531	5,716	12,092	10,863

Net Income	12,580	15,203	23,641	25,012

Other Comprehensive Income (Loss), Net of Tax
Foreign Currency Translation	3,324	971	(6,972)	1,095
Defined Benefit Pension Plans	147	120	957	322
Derivatives	(362)	(213)	(118)	(419)

Comprehensive Income	$15,689	$16,081	$17,508	$26,010

Net Income per Common Share
Basic	$.24	$.29	$.45	$.47
Diluted	$.24	$.28	$.44	$.46

Dividends per Common Share	$.05	$-	$.10	$-

Weighted Average Shares Outstanding (Thousands)
Basic	52,314	52,942	52,382	53,273

Diluted	53,179	53,845	53,254	54,181

Calgon Carbon Corporation

Segment Data (unaudited):
(in thousands)

Segment Sales	2Q15	2Q14	YTD 2015	YTD 2014

Activated Carbon and Service	123,567	129,947	246,314	247,671
Equipment	9,636	11,837	20,344	22,304
Consumer	2,249	3,348	4,497	6,789

Net Sales	$135,452	$145,132	$271,155	$276,764

Segment
Operating Income (loss)*	2Q15	2Q14	YTD 2015	YTD 2014

Activated Carbon and Service	27,259	28,600	53,149	51,269
Equipment	395	(629)	(52)	(1,616)
Consumer	604	757	1,152	1,602

Income from Operations *	$28,258	$28,728	$54,249	$51,255

*Before depreciation and amortization and restructuring.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2015	2014

Assets

Current assets:

Cash and cash equivalents	$50,090	$53,133

Receivables	97,670	95,232

Inventories	106,929	98,446

Other current assets	39,322	46,151

Total current assets	294,011	292,962

Property, plant and equipment, net	306,173	290,586

Other assets	36,607	38,113

Total assets	$636,791	$621,661

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$407	$833

Current portion of long-term debt	2,250	-

Other current liabilities	69,158	74,586

Total current liabilities	71,815	75,419

Long-term debt	87,317	70,448

Other liabilities	65,468	70,321

Total liabilities	224,600	216,188

Total shareholders' equity	412,191	405,473

Total liabilities and shareholders' equity	$636,791	$621,661

CONTACT:
Calgon Carbon Corporation
Dan Crookshank, 412-787-6795
Director – Investor Relations
dcrookshank@calgoncarbon.com